Exhibit (a)(1)(J)
EMULEX CORPORATION
SUPPLEMENT TO OFFER TO EXCHANGE
OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK
The offer and withdrawal rights will expire at 11:59 p.m., California time, on July 13, 2009, unless the offer is extended.
          This Supplement to the Offer to Exchange (this “Supplement”) of Emulex Corporation, a Delaware corporation (the “Company”) is designed to be read in conjunction with the Company’s Offer to Exchange dated June 15, 2009, copies of which have been previously disseminated to holders of options to purchase the Company’s common stock. Unless otherwise indicated, capitalized terms set forth in this Supplement have the same meanings attributed to them in the exchange offer.
THE OFFER
Financial Statements
          Set forth below is certain summary financial information relating to us for the periods indicated. The summary financial information for our fiscal years ended June 29, 2008 and July 1, 2007 has been derived from the audited financial statements contained in our annual report on Form 10-K for our fiscal year ended June 29, 2008. The summary financial information set forth below for the nine months ended March 29, 2009 and March 30, 2008 is unaudited.

	Year Ended		Nine Months Ended
			March	March
	June 29,	July 1,	29,	30,
	2008	2007	2009	2008
			(unaudited)
	(in thousands, expect per share data)
Summary Consolidated Statement of Operations Data:
Net revenues	$488,301	$470,187	$298,925	$375,538
Gross profit	301,224	274,608	182,739	229,698
Total operating expenses	234,969	230,427	171,779	172,257
Income before income taxes	77,917	59,083	14,982	67,139
Net (loss) income	$(7,071)	$29,434	$12,053	$43,336
Net (loss)income per share:
Basic	$(0.09)	$0.35	$0.15	$0.53
Diluted	$(0.09)	$0.34	$0.15	$0.52
Number of shares used in per share computations:
Basic	82,147	84,545	80,444	82,152
Diluted	82,147	89,089	82,004	84,103

	June 29,	July 1,	March 29,	March 30,
	2008	2007	2009	2008
			(unaudited)
	(in thousands)
Summary Consolidated Balance Sheet Data:
Total current assets	$457,047	$399,054	$397,925	$447,576
Total current liabilities	87,605	70,529	46,102	47,542
Working capital(1)	369,442	328,525	351,823	400,034
Total assets	699,056	659,477	648,585	689,363
Retained earnings (accumulated deficit)	(403,614)	(401,982)	(391,561)	(353,207)
Total stockholders’ equity	575,839	581,907	568,356	617,308

(1)	Current assets less current liabilities.
          The financial information contained in our annual report on Form 10-K for our fiscal year ended June 29, 2008 and our quarterly report on Form 10-Q for the quarter ended March 29, 2009 is incorporated herein by reference. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in section 16 of the exchange offer.
Forward-Looking Statements
The first paragraph of the exchange offer entitled “Forward-Looking Statements” is amended to read, in its entirety, as follows:
          “The statements contained in this exchange offer include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We may also make forward-looking statements in other filings with the SEC, in materials delivered to stockholders and in press releases. In addition, our representatives may from time to time make oral forward-looking statements. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with this exchange offer.”
Events Occurring Before the Restricted Stock Unit Grant Date
In the paragraph beginning on page 16 of the exchange offer entitled “Events Occurring Before the Restricted Stock Unit Grant Date”, the second sentence of that paragraph is hereby amended to read, in its entirety, as follows:
“Further, if Emulex is acquired prior to the expiration of the exchange offer (other than in connection with the Broadcom Offer discussed in section 11 of the exchange offer), we reserve the right to withdraw the exchange offer, in which case your options will remain intact and exercisable for the time period set forth in your option agreement and you will receive no restricted stock units in exchange for them.”

June 29, 2009	EMULEX CORPORATION